Epoch Investment Partners, Inc.

Compliance Policies & Procedures Manual

Proxy Voting and Class Action Monitoring

Policy

Epoch maintains proxy voting authority for Client accounts, unless otherwise instructed by the client. Epoch votes proxies in a manner that it believes is most likely to enhance the economic value of the underlying securities held in Client accounts. Epoch maintains a Proxy Voting Group comprised of investment team, operations and compliance representatives that meet at least on a quarterly basis. Epoch will not respond to proxy solicitor requests unless Epoch determines that it is in the best interest of Clients to do so.

In light of Epoch's fiduciary duty to its Clients, and given the complexity of the issues that may be raised in connection with proxy votes, the Firm has retained Institutional Shareholder Services ("ISS"). ISS is an independent adviser that specializes in providing a variety of fiduciary-level proxy-related services to institutional investment managers. The services provided to the Firm include in-depth research, voting recommendations, vote execution and recordkeeping. Epoch requires ISS to notify the Company if ISS experiences a material conflict of interest in the voting of Clients' proxies.

ISS will pre-populate the Firm's votes on the ISS's electronic voting platform with ISS's recommendations based on the Firm's voting instructions to ISS. To the extent Epoch becomes aware that an issuer that is the subject of ISS's voting recommendation intends to file or has filed additional solicitating materials ("Additional Information") after the Firm has received the ISS's voting recommendation, but before the proxy submission deadline, and the Additional Information would reasonably be expected to affect the Adviser's voting determination, Epoch will consider the Additional Information prior to exercising voting authority to confirm that the Firm is voting in its client's best interest.

Notwithstanding the foregoing, the Firm will use its best judgment to vote proxies in the manner it deems to be in the best interests of its Clients. In the event that judgment differs from that of ISS, or that investment teams within Epoch wish to vote differently with respect to the same proxy in light of their specific strategy, the Firm will memorialize the reasons supporting that judgment and retain a copy of those records for the Firm's files. The Compliance Department will periodically review the voting of proxies to ensure that votes which have diverged from the judgment of ISS, were voted consistent with the Firm's fiduciary duties.

On at least an annual basis, the CCO or a designee will review this Proxy Voting and Class Action Monitoring policy.

Procedures for Lent Securities and Issuers in Share-blocking Countries

At times, neither Epoch nor ISS will be allowed to vote proxies on behalf of Clients when those Clients have adopted a securities lending program. The Firm recognizes that Clients who have adopted securities lending programs have made a general determination that the lending program provides a greater economic benefit than retaining the ability to vote proxies. Notwithstanding this fact, in the event that the Firm becomes aware of a proxy voting matter that would enhance the economic value of the client's position and that position is lent out, the Firm will make reasonable efforts to inform the Client that neither the Firm nor ISS is able to vote the proxy until the Client recalls the lent security.

In certain markets where share blocking occurs, shares must be "frozen" for trading purposes at the custodian or sub-custodian in order to vote. During the time that shares are blocked, any pending trades will not settle. Depending on the market, this period can last from one day to three weeks. Any sales that must be executed will settle late and potentially be subject to interest charges or other punitive fees. For this reason, in blocking markets, the Firm retains the right to vote or not, based on the determination of

Epoch Investment Partners, Inc.

Compliance Policies & Procedures Manual

the Firm's Investment Personnel. If the decision is made to vote, the Firm will process votes through ISS unless other action is required as detailed in this policy.

Procedures for Conflicts of Interest

Epoch has identified the following potential conflicts of interest:

•Whether there are any business or personal relationships between Epoch, or an employee of Epoch, and the officers, directors or shareholder proposal proponents of a company whose securities are held in Client accounts that may create an incentive to vote in a manner that is not consistent with the best interests of Epoch's Clients;

•Whether Epoch has any other economic incentive to vote in a manner that is not consistent with the best interests of its Clients; or

•Whether a proxy relates to a company that is a Client of Epoch.1

If a conflict of interest has been identified (as outlined above), then Epoch shall bring the proxy voting issue first to the attention of the Proxy Voting Group. The Proxy Voting Group may engage affected Clients and/or Epoch employees to ensure the relevant proxies are voted in a manner that is consistent with Epoch's fiduciary duties.

Procedures for Proxy Solicitation

In the event that any officer or employee of Epoch receives a request to reveal or disclose Epoch's voting intention on a specific proxy event, then the officer or employee must forward the solicitation to the CCO.

Procedures for Voting Disclosure

Upon request, Epoch will provide Clients with their specific proxy voting history.

Initial and Ongoing Diligence of Proxy Service Provider

The Operations Department will conduct additional diligence on ISS to ensure the provider continues to have the capacity and competency to adequately analyze proxy issues on an annual basis. As part of the due diligence process the Head of Operations, or a designee, obtains a completed questionnaire from ISS that assists Epoch in evaluating ISS's services and any potential conflicts of interest that may exist.

Recordkeeping

Epoch must maintain the documentation described in the following section for a period of not less than five

(5)years, the first two (2) years at its principal place of business. The Firm will be responsible for the following procedures and for ensuring that the required documentation is retained.

Client Request to Review Proxy Votes

If a Client requests to review the proxy votes, the Relationship Management team will:

•Record the identity of the Client, the date of the request, and the disposition (e.g., provided a written or oral response to Client's request, referred to third party, not a proxy voting Client, other dispositions, etc.) in a suitable place.

•Furnish the information requested, free of charge, to the Client within a reasonable time period (within 10 business days). Maintain a copy of the written record provided in response to client's written (including e-mail) or oral request.

1Compliance (with assistance from Operations and Client Services) will seek to identify instances where a proxy vote relates to a company that is a Client of Epoch's and escalate to the Proxy Voting Group as necessary.

Epoch Investment Partners, Inc.

Compliance Policies & Procedures Manual

Proxy Voting Records

The proxy voting record is periodically provided to Epoch by ISS. Included in these records are:

•Documents prepared or created by Epoch that were material to making a decision on how to vote, or that memorialized the basis for the decision.

•Documentation or notes or any communications received from third parties, other industry analysts, third party service providers, company's management discussions, etc. that were material in the basis for the decision.

Disclosure

Epoch includes a description of its policies and procedures regarding proxy voting and class actions in Part 2 of Form ADV, along with a statement that Clients and Investors contact Epoch at 212 303-7200 to obtain a copy of these policies and procedures and information about how Epoch voted with respect to the Client's securities. Any request for information about proxy voting or class actions should be promptly forwarded to Epoch at the number above and we will respond to any such requests.

The CCO will ensure that Part 2A of Form ADV is updated as necessary to reflect: (i) all material changes to this policy; and (ii) regulatory requirements related to proxy voting disclosure.

As a matter of policy, Epoch does not disclose how it expects to vote on upcoming proxies. Additionally, Epoch does not disclose the way it voted proxies to unaffiliated third parties without a legitimate need to know such information.

Class Action Litigation Settlement

Generally, Epoch does not have responsibility to file proofs of claim or engage in class action litigation.

Epoch does not complete proofs-of-claim on behalf of Clients for current or historical holdings; however, Epoch will assist Clients with collecting information relevant to filing proofs-of-claim when such information is in the possession of Epoch.